As filed with the Securities and Exchange Commission on November 13, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

enGene Holdings Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4868 Rue Levy, Suite 220
Saint-Laurent, QC H4R 2P1
(514) 332-4888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System
155 Federal Street
Suite 700
Boston, Massachusetts 02110
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Howard A. Kenny, Esq. Julio E. Vega, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Ronald Cooper Lee G. Giguere, Esq. enGene Holdings Inc. 4868 Rue Levy, Suite 220 Saint-Laurent, QC H4R 2P1 (514) 332-4888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

STATEMENT PURSUANT TO RULE 429

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement on Form S-3 (the “Registration Statement”) of enGene Holdings Inc. (the “Company” or “enGene”) is a combined prospectus relating to (i) offer and sale from time to time by certain selling securityholders named in this prospectus (the “October 2024 PIPE Selling Holders”) of 6,758,311 common shares, without par value (“Common Shares”) of the Company which are registered hereby (the “October 2024 PIPE Shares”) and (ii) the Existing Registered Securities (as defined below) which were previously registered on a registration statement on Form S-1 (File No. 333- 275700) filed with the Securities and Exchange Commission (the “SEC”) on November 22, 2023, as amended by Amendment No. 1 to Form S-1 filed with the SEC on December 15, 2023, as further amended by Amendment No. 2 to Form S-1 filed with the SEC on February 27, 2024, and as declared effective by the SEC on March 5, 2024 (as so amended and supplemented, the “Existing Registration Statement”).

The Existing Registration Statement registered the offer and sale from time to time by the selling securityholders named therein (the “Initial Selling Holders”) of (a) certain securities issued by the Company on October 31, 2023 in connection with the consummation of the business combination among the Company, enGene Inc. and Forbion European Acquisition Corp (the “Business Combination”), which securities consisted of:

(i) 6,462,016 Common Shares and 2,783,949 warrants to purchase Common Shares (“Warrants”) issued to certain Initial Selling Holders pursuant to a PIPE financing entered into in connection with the Business Combination;

(ii) 14,295,943 Common Shares and 3,602,640 Warrants issued to certain Initial Selling Holders party to a registration rights agreement entered into in connection with the Business Combination; and

(iii) 6,386,589 Common Shares that may be obtained by certain Initial Selling Holders upon the exercise of the Warrants at an exercise price of $11.50 described in (i) and (ii) of this paragraph (the foregoing securities described in (i)-(iii) being the “Business Combination Registered Resale Securities”); and

(b) 20,000,000 Common Shares issued pursuant to an additional PIPE financing consummated in February 2024 (the “February 2024 PIPE Financing Shares”, and collectively with the Business Combination Registered Resale Securities, the “Existing Registered Resale Securities”).

The Existing Registration Statement additionally initially registered up to an aggregate of 9,794,498 Common Shares upon the exercise of a like number of Warrants consisting of (i) the 6,386,589 Warrants described above following their public resale by the Initial Selling Holders and (ii) 3,407,909 additional outstanding Warrants (the foregoing Common Shares described in (i)-(ii) being the “Existing Registered Primary Securities”, and together with the Existing Registered Resale Securities, the “Existing Registered Securities”). The Warrants have an exercise price of $11.50 per share, subject to adjustment.

Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also constitutes a post-effective amendment to the Existing Registration Statement (the “Post-Effective Amendment”), and such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act. In addition to combining the prospectuses included in the Existing Registration Statement and this Registration Statement, the Post-Effective Amendment is being filed on Form S-3 by the Company to (i) convert the Existing Registration Statement into a registration statement on Form S-3, (ii) include updated information reflecting the exercise of certain Warrants on or before October 31, 2024, and (iii) include updated information regarding the Initial Selling Holders named in the Existing Registration Statement, including a reduction in the aggregate number of Common Shares and Warrants being offered by the Initial Selling Holders under the Existing Registration Statement to 40,218,872 Common Shares and 6,289,198 Warrants.

All applicable filing fees payable in connection with the October 2024 PIPE Shares are being paid concurrently with the filing of this Registration Statement. All applicable filing fees payable in connection with the Existing Registered Securities covered by the Existing Registration Statement were paid by us at the time of the filing of the Existing Registration Statement.

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The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2024

PROSPECTUS
enGene Holdings Inc.

Up to 46,977,183 Common Shares and 6,289,198 Warrants to be Offered and Sold by the Selling Holders

and
Up to 8,511,968 Common Shares Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of up to: (i) 5,693,002 of the common shares, without par value (“Common Shares” or “enGene Common Shares”) of enGene Holdings Inc. (the “Company”, or “enGene” or “us”) and 2,686,558 warrants to purchase Common Shares (the “Warrants” or “enGene Warrants”) issued for the consideration described in the succeeding paragraph below in connection with the 2023 PIPE Financing (as defined herein) to certain investors (the “2023 PIPE Investors”) including Forbion Growth Sponsor FEAC I B.V., a private limited liability company incorporated in The Netherlands (“FEAC Sponsor”) or an affiliate thereof; (ii) 13,237,012 Common Shares and 3,602,640 Warrants held by certain Selling Holders party to the Registration Rights Agreement (as defined below), including FEAC Sponsor or an affiliate thereof, (iii) 6,289,198 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants at an exercise price of $11.50 described in (i) and (ii) above, (iv) 14,902,269 of our Common Shares issued for the consideration described below in connection with the February 2024 PIPE Financing (as defined below) and (v) 6,758,311 of our Common Shares issued for the consideration described below in connection with the October 2024 PIPE Financing (as defined below). See “Selling Holders” for more information about the Selling Holders, including with respect to their acquisition of the securities offered hereby.

On May 16, 2023, certain investors entered into subscription agreements with us and Forbion European Acquisition Corp. (“FEAC”) pursuant to which they purchased a total of 6,435,441 Common Shares and 2,702,791 Warrants for an aggregate consideration of $56,891,682 (the “2023 PIPE Financing”). As a result, each investor in the 2023 PIPE Financing received approximately 1.1595 Common Shares and approximately 0.4870 Warrants for each $10.25 of subscription price.

Prior to the execution and delivery of the Business Combination Agreement (as defined below), enGene agreed to certain modifications of existing convertible indebtedness in an aggregate principal amount of $18,400,000 (the “Amended 2022 Convertible Notes” and, together with the enGene warrants to be issued by enGene as consideration for such modifications, the “Amended 2022 Financing”). Concurrently with the execution and delivery of the Business Combination Agreement, enGene entered into agreements pursuant to which it issued new convertible indebtedness and enGene warrants (i) for cash in an aggregate principal amount of $30,000,000 and (ii) in repayment of certain outstanding indebtedness in an aggregate principal amount of $8,000,000 (collectively, the “2023 Convertible Notes” and, together with the enGene warrants purchased concurrently, the “2023 Financing”; the 2023 Financing together with the Amended 2022 Financing, the “Convertible Bridge Financing”).

Selling Holders party to the Registration Rights Agreement, dated October 31, 2023, by and among the Company, FEAC and each of the Holders identified therein (the “Registration Rights Agreement”) hold securities registered for resale hereunder as follows: (i) 4,189,716 Common Shares and 2,204,355 Warrants obtained in the Business Combination in respect of the Convertible Bridge Financing of enGene Inc. for the same price per Common Share and Warrant as applicable to investors in the 2023 PIPE Financing described above, (ii) 1,373,496 Common Shares (the “FEAC Sponsor Shares”) corresponding to a like number of shares of FEAC Class B ordinary shares, $0.0001 par value (“FEAC Class B Shares) purchased by FEAC Sponsor for a nominal amount prior to FEAC’s initial public offering (the “FEAC IPO”), (iii) 731,619 Warrants (the “Private Warrants”) purchased by FEAC Sponsor at a price of $1.50 per Warrant, (iv) 2,000,000 Common Shares and 666,666 Warrants held by an affiliate of FEAC Sponsor and corresponding to a like number of securities purchased in FEAC’s IPO for a price of $10.00 for a unit consisting of one share and one-third of a Warrant, and (v) 5,673,800 Common Shares obtained in the Business Combination by certain former holders of the equity of enGene Inc. (the “Legacy enGene Investors”), based on the enGene Exchange Ratio (as defined herein) negotiated in connection with the Business Combination. As set out in more detail herein the enGene Exchange Ratio was based on a reference equity value of enGene Inc. of $90.0 million and a reference price per Common Share of $10.25. See “Information Related to Offered Securities”.

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On February 20, 2024, we completed the private placement of 20,000,000 Common Shares, at a price of $10.00 per share (the “February 2024 PIPE Financing”) with certain institutional investors pursuant to subscription agreements entered into on February 13, 2024 (collectively, the “February 2024 Subscription Agreements”). Investors in the February 2024 PIPE Financing purchased a total of 20,000,000 Common Shares for an aggregate consideration of $200,000,000, or $10.00 per Common Share.

On October 29, 2024, we completed the private placement of 6,758,311 Common Shares, at a price of $8.90 per share (the “October 2024 PIPE Financing”) with certain institutional investors pursuant to subscription agreements entered into on October 25, 2024 (collectively, the “October 2024 Subscription Agreements”, and together with the February 2024 Subscription Agreements, the “2024 PIPE Subscription Agreements”). Investors in the October 2024 PIPE Financing purchased a total of 6,758,311 Common Shares for an aggregate consideration of $60,148,968, or $8.90 per Common Share.

Pursuant to the 2024 Subscription Agreements, we agreed to register for resale the Common Shares collectively issued pursuant thereto on the registration statement of which this prospectus is part, and to use commercially reasonable efforts to have such registration statement declared effective and kept effective for the periods set forth in the respective 2024 Subscription Agreements.

This prospectus also relates to the issuance by us of up to an aggregate of 8,511,968 Common Shares upon the exercise of a like number of Warrants consisting of (i) the 6,289,198 Warrants described above following their public resale by the Selling Holders and (ii) 2,222,770 additional outstanding Warrants. The Warrants have an exercise price of $11.50 per share.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the sale price of the securities less any discounts and commissions borne by the Selling Holders.

We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash, which amount of aggregate proceeds could be up to approximately $97.9 million, assuming the exercise in full of all of the Warrants for cash. There is no assurance that Warrants will be and/or remain in the money prior to their expiration or that the holders of Warrants will elect to exercise any or all of their Warrants for cash. We believe the likelihood that these holders will exercise their Warrants, and therefore any cash proceeds that we may receive in relation to the exercise thereof, will depend on the trading price of our Common Shares. If the market price for our Common Shares is less than the exercise price of Warrants, we believe the holders of Warrants will be unlikely to exercise them. See “Risk Factors” and “Use of Proceeds.”

The Common Shares and Warrants being offered for resale in this prospectus represent approximately 92.2% of our total outstanding Common Shares and approximately 73.9% of our outstanding Warrants, respectively, as of the date of this prospectus. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Shares and Warrants. Despite such a decline in the public trading prices, the Selling Holders may still experience a positive rate of return on the securities they purchased due to the differences in the trading price and the purchase prices at which they purchased the securities as described above. See “Risk Factors.”

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

Certain Selling Holders acquired their securities through more than one of the above. See “Selling Holders.” This prospectus provides you with a general description of such securities and the general manner in which the Selling Holders may offer or sell the securities. More specific terms of any securities that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Shares and Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ENGN” and “ENGNW,” respectively. On November 12, 2024, the closing price of our common shares was $8.52 and the closing price for our warrants was $1.35.

Investing in our securities involves significant risks. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is , 2024

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i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Holders may use the shelf registration statement to sell up to (i) an aggregate of 46,977,183 Common Shares and up to 6,289,198 Warrants from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Shares and/or Warrants being offered and the terms of the offering. We may use the shelf registration statement to issue up to an aggregate of 8,511,968 Common Shares upon exercise of the Warrants. We will receive proceeds from the exercise of any Warrants for cash.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in or incorporated by reference into, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.

Unless the context indicates otherwise, references to the terms “enGene,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to enGene Holdings Inc. and its subsidiaries. References to the terms “enGene Inc.” refer to enGene Inc. and its consolidated subsidiary prior to the Business Combination.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that you should consider before investing in our securities. Before investing in our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the information under the caption “Risk Factors” herein and any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q on file with the SEC and any amendments thereto. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements and the related notes, and the exhibits to the registration statement of which this prospectus is a part.

The Company

We are a clinical-stage biotechnology company focused on developing gene therapies to improve the lives of patients. We are developing non-viral gene therapies based on our novel and proprietary dually derived chitosan, or “DDX”, gene delivery platform, which allows localized delivery of multiple gene cargos directly to mucosal tissues and other organs. We believe our DDX platform, with its broad tissue and disease application, has the potential to take gene therapy beyond rare genetic diseases into oncology and other underserved therapeutic areas. We have established integrated capabilities with this platform to support the clinical development and potential commercialization of our gene therapies.

Our lead product candidate, detalimogene voraplasmid, (also known as detalimogene, and previously EG-70), which is comprised of three gene cargos delivered via our proprietary DDX platform, is a therapy designed to generate a local immune reaction in proximity to tumors. We believe this enables the immune system to reduce or clear the tumor and develop memory to resist recurrence. Because this treatment does not need to deliver the therapeutic gene directly into tumor cells, it is applicable to many tumor types. We are currently developing detalimogene as a monotherapy to treat non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (“Cis”) in patients that have been unresponsive to treatment with Bacillus Calmette-Guerin, or “BCG,” or what is referred to as “BCG-unresponsive NMIBC with Cis.”

In NMIBC, carcinoma in situ, or Cis, is a flat, high-grade, sessile tumor that has a high likelihood of invading the deeper layers of the bladder wall. A “high-” or “low-” tumor risk describes the degree to which the tumor pathology appears more likely to grow quickly and invade non-cancerous tissue. NMIBC with Cis is typically initially treated with a solution containing the bacterium BCG that is instilled into the bladder multiple times over the course of several months. Despite this treatment, many of these cancers recur and are unresponsive to additional BCG, allowing the cancer to spread throughout and deeper into the bladder and often requiring surgical removal of the bladder (radical cystectomy). We believe BCG-unresponsive NMIBC with Cis is currently an underserved therapeutic segment with limited treatment options, and that there is a market opportunity for detalimogene as a monotherapy for this condition. While the potential market for detalimogene may not be limited to these patients, that is our current initial focus in working to bring detalimogene to market.

Business Combination

On October 31, 2023 (the “Closing Date”), the Company consummated a business combination (the “Business Combination”) with Forbion European Acquisition Corp., a Cayman Islands exempted company and a special purpose acquisition corporation (“FEAC”), and enGene Inc., a corporation incorporated under the laws of Canada (“enGene Inc.”), pursuant to the Business Combination Agreement, dated as of May 16, 2023 (as amended, the “Business Combination Agreement”). As a result of the Business Combination, the Company became a publicly traded company, with enGene Inc. as its subsidiary continuing the existing business operations. The Business Combination was completed pursuant to the Business Combination Agreement, through a series of transactions as described in the Business Combination Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Stock Exchange Listing

Our common shares and warrants are listed for trading on Nasdaq under the symbols “ENGN” and “ENGNW”, respectively.

Corporate Information

enGene’s principal executive offices are located at 4868 Rue Levy, Suite 220, Saint-Laurent, QC H4R 2P1, Canada, and the Company’s phone number is (514) 332-4888. Our website address is www.engene.com. The information found on, that can be accessed from or that is hyperlinked to our website is not part of nor incorporated by reference into this prospectus or the registration statement of which it is a part.

Emerging Growth Company and Smaller Reporting Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FEAC’s IPO, which occurred on December 14, 2021, (b) in which we have total annual revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common shares held by non-affiliates exceeds $250 million as of the prior April 30, or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common shares held by non-affiliates exceeds $700 million as of the prior April 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial reporting with that of other public companies difficult or impossible.

Recent Developments

On October 29, 2024, we completed the private placement of 6,758,311 Common Shares (the “Subscribed Shares”), at a price of $8.90 per share (the “October 2024 PIPE Financing”) with certain institutional investors (the “October 2024 PIPE Investors”) pursuant to subscription agreements entered into on October 24, 2024 (collectively, the “October 2024 Subscription Agreements”).

We intend to use the net proceeds from the October 2024 PIPE Financing of $56.3 million, which reflects the gross proceeds of approximately $60.1 million less offering expenses, to fund the continued development of detalimogene, pre-commercial activities, the potential expansion of the DDX platform, and for working capital and general corporate purposes.

Pursuant to the October 2024 Subscription Agreements, we agreed to file a registration statement on Form S-3 with the SEC within 20 business days after the closing of the October 2024 PIPE Financing for purposes of registering for resale the Subscribed Shares, to use commercially reasonable efforts to have such registration statement declared effective and kept effective for the periods set forth in the October 2024 Subscription Agreements.

The following table sets forth our cash and cash equivalents and our capitalization as of July 31, 2024 (i) on an actual basis and (ii) on an as adjusted basis giving effect to proceeds from the October 2024 PIPE Financing. You should read this table together with information incorporated by reference in this prospectus, including Management's Discussion and Analysis and our unaudited Condensed Consolidated Financial Statements, included within our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024. Our consolidated balance sheet as of our fiscal year ended October 31, 2024, when issued, will reflect the October 2024 PIPE Financing.

	(in thousands except for shares)
	July 31, 2024	July 31, 2024
	Actual	As adjusted
Cash and cash equivalents	$257,678	$313,996

Operating lease liabilities, current and long term	$1,902	$1,902
Note payable, current and long term	22,953	22,953

Shareholders' equity (deficit)
Common shares, no par value; unlimited shares authorized, 44,215,577 and 50,973,888 shares issued and outstanding on an actual and as adjusted basis, respectively.	453,479	509,797
Additional paid-in capital	17,297	17,297
Accumulated other comprehensive loss	(1,016)	(1,016)
Accumulated deficit	(239,431)	(239,431)
Total shareholders’ equity (deficit)	230,329	286,647
Total Capitalization	$255,184	$311,502

THE OFFERING

Issuer	enGene Holdings Inc.

Common Shares offered by the Selling Holders	Up to 46,977,183 Common Shares

Warrants Offered by the Selling Holders	Up to 6,289,198 Warrants

Common Shares offered by the Company	Up to 8,511,968 Common Shares issuable upon exercise of the Warrants.

Common Shares outstanding prior to the Offering	50,976,676 Common Shares (as of October 31, 2024).

Common Shares outstanding assuming exercise of
all Warrants	59,488,644 (based on 8,511,968 Warrants to purchase Common Shares outstanding as of October 31, 2024).

Use of Proceeds

We will not receive any proceeds from the sale of Common Shares by the Selling Holders. We will receive up to an aggregate of approximately $97,887,632 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that Warrants will be and/or remain in the money prior to their expiration or that the holders of Warrants will elect to exercise any or all of their Warrants for cash. We believe the likelihood that these holders will exercise their Warrants, and therefore any cash proceeds that we may receive in relation to the exercise thereof, will depend on the trading price of our Common Shares. If the market price for our Common Shares is less than the exercise price of Warrants, we believe the holders of Warrants will be unlikely to exercise them. If the market price for our Common Shares exceeds the exercise price of Warrants, we believe the holders of Warrants will be more likely to exercise them. See “Risk Factors” and “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Redeemable Warrants” for further discussion.

Lock-up Agreements	None of the Selling Holders are currently subject to any lock-up agreements that generally restricted the transfer of securities.

Market for Common Shares and Warrants	Common Shares and Warrants are currently traded on Nasdaq under the symbols “ENGN” and “ENGNW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the offer and sale from time to time by the Selling Holders of up to: (i) 5,693,002 of our Common Shares and 2,686,558 Warrants issued for the consideration described in the succeeding paragraph below in connection with the 2023 PIPE Financing to the 2023 PIPE Investors including FEAC Sponsor or an affiliate thereof; (ii) 13,237,012 Common Shares and 3,602,640 Warrants held by certain Selling Holders party to the Registration Rights Agreement, including FEAC Sponsor or an affiliate thereof, (iii) 6,289,198 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants at an exercise price of $11.50 described in (i) and (ii) above, (iv) 14,902,269 of our Common Shares issued in connection with the February 2024 PIPE Financing and (v) 6,758,311 of our Common Shares issued in connection with the October 2024 PIPE Financing.

Investors in the 2023 PIPE Financing purchased a total of 6,435,441 Common Shares and 2,702,791 Warrants for an aggregate consideration of $56,891,682. As a result, each investor in the 2023 PIPE Financing received approximately 1.1595 Common Shares and approximately 0.4870 Warrants for each $10.25 of subscription price.

Selling Holders party to the Registration Rights Agreement hold securities registered for resale hereunder as follows: (i) 4,189,716 Common Shares and 2,204,355 Warrants obtained in the Business Combination in respect of the Convertible Bridge Financing of enGene Inc. for the same price per Common Share and Warrant as applicable to investors in the 2023 PIPE Financing described above, (ii) 1,373,496 FEAC Sponsor Shares corresponding to a like number of shares of FEAC Class B Shares purchased by FEAC Sponsor for a nominal amount prior to FEAC’s IPO, (iii) 731,619 Private Warrants purchased by FEAC Sponsor at a price of $1.50 per Warrant, (iv) 2,000,000 Common Shares and 666,666 Warrants held by an affiliate of FEAC Sponsor and corresponding to a like number of securities purchased in FEAC’s IPO for a price of $10.00 for a unit consisting of one share and one-third of a Warrant, and (v) 5,673,800 Common Shares obtained in the Business Combination by Legacy enGene Investors, based on the enGene Exchange Ratio (0.1804799669, which was the “enGene Exchange Ratio”, calculated in accordance with the terms of the Business Combination Agreement as a quotient obtained by dividing (a) the enGene per share value of $1.84991967 ((i) $96,543,554, which is the reference value of $90,000,000 plus the exercise value of enGene Inc.’s outstanding share-based awards, divided by (ii) 52,187,971, which is the sum of enGene Inc.’s outstanding common shares immediately prior to the closing of the Business Combination and the number of common shares issued or issuable upon exercise or settlement of enGene Inc.’s outstanding share-based awards and excludes any shares issuable for the conversion of enGene Inc.’s convertible debt) by (b) the reference price per Common Share of $10.25).

Investors in the February 2024 PIPE Financing initially purchased a total of 20,000,000 Common Shares for an aggregate consideration of $200,000,000, or $10.00 per share, of which 14,902,269 remain registered for resale hereunder.

Investors in the October 2024 PIPE Financing purchased a total of 6,758,311 Common Shares for an aggregate consideration of $60,148,967.90, or $8.90 per share.

See “Selling Holders” for more information about each Selling Holder, including with respect to each Selling Holder’s acquisition of the securities offered hereby.

Certain Selling Holders acquired their securities through more than one of the above. See “Selling Holders”. On November 12, 2024, the closing price of our Common Shares was $8.52, and the closing price of our Warrants was $1.35.

Assuming a sale of the Selling Holders’ securities at these prices:

•
Selling Holders who obtained their securities in the 2023 PIPE Financing, or in exchange for Convertible Bridge Financing would realize gross proceeds of approximately $10.52 compared to the effective cost reference price of $10.25 for 1.1595 Common Shares and 0.4870 Warrant. A sale by Selling Holders of all 9,882,718 Common Shares and 4,890,913 Warrants obtained in the 2023 PIPE Financing or in exchange for Convertible Bridge Financing would result in gross proceeds to such Selling Holders of approximately $90.8 million, compared to a deemed cash investment, based on the above formula, of approximately $93.8 million;
•
Selling Holders who obtained their securities via an investment in Private Warrants would realize gross Proceeds of $1.35 per Warrant, compared to an initial investment at $1.50 per FEAC warrant. A sale by Selling Holders of all 731,619 such Warrants would result in gross proceeds to such Selling Holders of approximately $0.9 million, compared to an investment of approximately $1.1 million;
•
Selling Holders who obtained their securities in respect of securities purchased in FEAC’s IPO ($10.00 for one share and one-third of warrant) would realize gross proceeds of $8.97 per Common Share and one-third of a Warrant. A sale by Selling Holders of all 2,000,000 such Common Shares and 666,666 Warrants obtained in respect of securities purchased in FEAC’s IPO would result in gross proceeds to such Selling Holders of approximately $17.9 million, compared to an initial investment of $20.0 million;

•
FEAC Sponsor would realize gross proceeds of $8.52 per Common Share on the sale of Common Shares obtained in respect of the FEAC Sponsor Shares. A sale by FEAC Sponsor of all 1,373,496 such Common Shares would result in gross proceeds to FEAC Sponsor of $11.7 million;
•
Legacy enGene Investors would realize gross proceeds of $8.52 per Common Share, compared to the $10.25 reference price used to compute the enGene Exchange Ratio in connection with the Business Combination. A sale by Selling Holders of all 5,673,800 Common Shares acquired as Legacy enGene Investors would result in gross proceeds to such Selling Holders of approximately $48.3 million, compared to the deemed value of such shares, at the $10.25 reference price, of approximately $58.2 million; and
•
Selling Holders who obtained their securities in the February 2024 PIPE Financing would realize gross proceeds of $8.52 per Common Share, compared to an initial investment at $10.00 per Common Share. A sale by Selling Holders of all remaining 14,902,269 Common Shares obtained in the February 2024 PIPE Financing would result in gross proceeds to such Selling Holders of $127.0 million, compared to an initial investment on such Common Shares of $149.0 million.
•
Selling Holders who obtained their securities in the October 2024 PIPE Financing would realize gross proceeds of $8.52 per Common Share, compared to an initial investment at $8.90 per Common Share. A sale by Selling Holders of all 6,758,311 Common Shares obtained in the October 2024 PIPE Financing would result in gross proceeds to such Selling Holders of $57.6 million, compared to of an initial investment of $60.1 million.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors,” as well as the factors listed under the heading “Special Note Regarding Forward-Looking Statements,” in each case contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file with the SEC which is incorporated by reference in this prospectus. New risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Additionally, any prospectus supplement may contain a discussion of additional risks applicable to an investment in us and our securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the securities and your investment therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or related free writing prospectus, and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 and may contain “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”).

enGene’s forward-looking statements include, but are not limited to, statements regarding enGene’s management teams’ expectations, hopes, beliefs, intentions, goals or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about:

•
the ability of enGene to recognize the anticipated benefits of the business combination between Forbion European Acquisition Corporation, the Company and enGene, Inc. and related transactions (“Business Combination”), which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;
•
enGene’s financial performance following the Business Combination, including financial projections and business metrics and any underlying assumptions thereunder;
•
the ability to maintain the listing of the Company’s common shares and warrants to purchase common shares on Nasdaq or another national securities exchange;
•
enGene’s success in recruiting and retaining, or changes required in, officers, key personnel or directors following the completion of the Business Combination;
•
enGene’s plans and ability to execute product development, manufacturing process development, preclinical and clinical development efforts successfully and on anticipated timelines;
•
enGene’s ability to design, initiate and successfully complete clinical trials and other studies for its product candidates and its plans and expectations regarding its ongoing or planned clinical trials;
•
enGene’s plans and ability to obtain and maintain marketing approval from the U.S. Food and Drug Administration and other regulatory authorities, including the European Medicines Agency, for its product candidates;
•
enGene’s plans and ability to commercialize its product candidates, if approved by applicable regulatory authorities;
•
the degree of market acceptance of enGene’s product candidates, if approved, and the availability of third-party coverage and reimbursement;
•
the ability of enGene’s external contract manufacturers to support the manufacturing, release testing, stability analysis, clinical labeling and packaging of enGene’s products;
•
enGene’s future financial performance and the sufficiency of enGene’s cash and cash equivalents to fund its operations;
•
the outcome of any known and unknown litigation and regulatory proceedings, including any legal proceedings that may be instituted against enGene or any of its directors or officers following the Business Combination; and

•
enGene’s ability to implement and maintain effective internal controls.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Certain assumptions made in preparing the forward-looking statements include:

•
enGene is able to recruit and retain qualified scientific and management personnel, establish clinical trial sites and patient registration for clinical trials and acquire technologies complementary to, or necessary for, its programs;
•
enGene is able to enroll, in a timely manner, a sufficient number of patients in each cohort of the Phase 2 LEGEND trial to assess the efficacy and safety of detalimogene voraplasmid, or detalimogene, formerly referred to as EG-70, including, the pivotal cohort, the cohort with the BCG-naïve patient population, the BCG-exposed patient population and the BCG-unresponsive, papillary-only Ta/T1 disease;
•
enGene is able to file a Biologics License Application mid-2026 with the FDA for approval to market detalimogene in the United States as a monotherapy to treat BCG-unresponsive NMIBC with Cis;
•
detalimogene’s product profile can be integrated seamlessly into community urology clinics where the vast majority of NMIBC patients are treated;
•
enGene is able to retain commercial rights to detalimogene in the United States and commercialize detalimogene independently, while selectively partnering outside of the United States;
•
enGene is able to execute the “pipeline-in-a-product” development strategy for detalimogene; and
•
enGene is able to utilize the DDX gene delivery platform to develop effective, new agents for the delivery of genetic medicines to mucosal tissues.

You should not place undue reliance on these forward-looking statements which speak only as of the date hereof. The forward-looking statements contained in this prospectus are based primarily on current expectations and projections about future events and trends that may affect our business, financial condition and operating results. The following uncertainties and factors, among other things (including those described in “Risk Factors” in our Annual Report on Form 10-K and elsewhere in our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission (“SEC”)), could affect future performance and actual results to differ materially and adversely from those expressed in, anticipated or implied by forward-looking statements:

•
the risk that the Business Combination disrupts current plans and operations of enGene as a result of consummation of the reverse recapitalization;
•
the ability to recognize the anticipated benefits of the Business Combination;
•
risks applicable to enGene’s business, including the extensive regulation of all aspects of enGene’s business, competition from other existing or newly developed products and treatments;
•
risks associated with the protection of intellectual property, enGene’s ability to raise additional capital to fund its produce development activity, and its ability to maintain key relationships and to attract and retain talented personnel;
•
the possibility that enGene may be adversely affected by changes in domestic and foreign business, market, financial, political, geopolitical, legal conditions and laws and regulations;
•
the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect enGene or the expected benefits of the Business Combination; or
•
other risks and uncertainties set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K and elsewhere in our Quarterly Reports on Form 10-Q and in our other filings with the SEC.

In addition, statements that “we believe” and similar statements reflect beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

You should read carefully the risks described in the section entitled “Risk Factors” beginning on page 9 of this prospectus and those contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Reports on Form 10-Q that have been filed since our most recent Annual Report on Form 10-K and in any other documents that we file with the SEC under the Exchange Act, each of which is incorporated by reference in this prospectus. and in any accompanying prospectus supplement or related free writing prospectus, together with all information incorporated by reference herein and therein, to better understand the significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these risks, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this prospectus or in any accompanying prospectus supplement or related free writing prospectus, or incorporated by reference herein and therein, and you should not place undue reliance on any forward-looking statements.

USE OF PROCEEDS

All of the Common Shares and Warrants offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $97,887,632 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that Warrants will be and/or remain in the money prior to their expiration or that the holders of Warrants will elect to exercise any or all of their Warrants for cash. We believe the likelihood that these holders will exercise their Warrants, and therefore any cash proceeds that we may receive in relation to the exercise thereof, will depend on the trading price of our Common Shares. If the market price for our Common Shares is less than the exercise price of Warrants, we believe the holders of Warrants will be unlikely to exercise them. If the market price for our Common Shares exceeds the exercise price of the Warrants, we believe the holders of the Warrants will be more likely to exercise them. See “Risk Factors.”

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Holders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Holders in disposing of their Common Shares. Pursuant to a registration rights agreement entered into by the Company, FEAC Sponsor and certain other shareholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

SELLING HOLDERS

This prospectus relates to the possible resale by the Selling Holders of (i) up to 46,977,183 of our Common Shares (which includes 6,289,198 Common Shares that may be issued upon exercise of the enGene Warrants) and (ii) up to 6,289,198 of our Warrants.

The Selling Holders may from time to time offer and sell any or all of the Common Shares and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the Common Shares or Warrants after the date of this prospectus such that registration rights shall apply to those securities.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Common Shares or warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Shares and Warrants in transactions exempt from the prospectus or registration requirements of the Securities Act or with respect to certain Selling Holders, applicable Canadian securities laws, after the date of this prospectus. For purposes of the following table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of each of the Selling Holders, information with respect to each Selling Holder’s acquisition of the securities offered hereby, the aggregate number of Common Shares and Warrants that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based the percentage ownership prior to this offering on 50,976,676

Common Shares and 8,511,968 Warrants outstanding, in each case as of October 31, 2024. In calculating percentages of Common Shares owned by a particular Selling Holder, we treated as outstanding the number of Common Shares issuable upon exercise of that particular Selling Holder’s warrants or options, if any, and did not assume the exercise of any other Selling Holder’s warrants or options. The following tables do not reflect the beneficial ownership of any Common Shares issuable upon exercise of warrants or options unless such securities were exercisable or convertible within 60 days of October 31, 2024.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. We have included a separate column for the Common Shares issuable upon exercise of the Warrants. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Holder information for each additional Selling Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Holder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Holder and the number of securities registered on its behalf. A Selling Holder may sell or otherwise transfer all, some or none of such securities in this offering. See “Plan of Distribution.” Unless otherwise indicated, the address of each person named below is c/o enGene Holdings Inc., 4868 Rue Levy, Suite 220, Saint-Laurent, QC H4R 2P1, Canada.

	Acquisition of	Common Shares Beneficially Owned Prior to this Offering		Shares Issuable Upon Exercise of	Warrants Beneficially Owned prior to this Offering		Number of Common Shares Registered for Sale	Number of Warrants Registered for Sale	Common Shares Beneficially Owned After the Offered Common Shares are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Holders	Securities	Shares	Percent	Warrants	Warrant	Percent	Hereby	Hereby	Shares	Percent	Warrant	Percent
Forbion Growth (1)	2023 PIPE Financing; Convertible Bridge Financing; FEAC Sponsor Shares; Private Warrants; FEAC’s IPO; October 2024 PIPE Financing	6,798,362	12.7%	2,403,072	2,403,072	17.2%	6,327,729	2,403,072	470,633	*%	—	─%
Lumira Ventures III, L.P. and affiliates (2)	Convertible Bridge Financing; Legacy enGene Investor; February 2024 PIPE Financing	3,849,299	7.5%	332,554	332,554	8.2%	3,849,299	332,554	—	─%	—	─%
Forbion Capital Fund III Coöperarief U.A. (3)	Convertible Bridge Financing; Legacy enGene Investor	2,894,199	5.6%	475,076	475,076	6.5%	2,894,199	475,076	—	─%	—	─%
Fonds de solidarité des travailleurs du Québec (4)	Convertible Bridge Financing; Legacy enGene Investor	1,583,179	3.1%	446,572	446,572	3.9%	1,583,179	446,572	—	─%	—	─%
Biotechnology Value Fund, L.P. and affiliates (5)	2023 PIPE Financing	2,251,037	4.3%	945,402	945,402	6.2%	2,251,037	945,402	—	─%	—	─%
Omega Fund VII, L.P. (6)	2023 PIPE Financing	1,131,175	2%	475,077	475,077	3.1%	1,131,175	475,077	—	─%	—	─%
Vivo Opportunity Fund Holdings, L.P. (7)	2023 PIPE Financing	-	-%	285,046	285,046	0.6%	—	285,046	—	─%	—	─%
Northleaf Growth Fund Collector Partnership (8)	2023 PIPE Financing	565,587	1.1%	237,538	237,538	1.6%	565,587	237,538	—	─%	—	─%
CTI Life Sciences Funds (9)	2023 PIPE Financing	339,352	*%	142,523	142,523	0.9%	339,352	142,523	—	─%	—	─%
T. de Rooij (10)	2023 PIPE Financing	169,675	*%	71,261	71,261	0.5%	169,675	71,261	—	─%	—	─%
Anthony Cheung	Legacy enGene Investor	49,933	*%	—	—	-	49,933	—	—	─%	—	─%
Richard Glickman	Legacy enGene Investor	24,555	*%	—	—	─%	24,555	—	—	─%	—	─%
Foresite Capital Fund VI LP (11)	February 2024 PIPE Financing	865,536	1.7%	—	—	─%	865,536	—	—	─%	—	─%
Venrock Healthcare Capital Partners EG, L.P. and affiliates (12)	February 2024 PIPE Financing; October 2024 PIPE Financing	4,150,915	8.1%	—	—	─%	2,724,719	—	1,426,196	2.8%	—	─%
Deep Track Biotechnology Master Fund, Ltd. (13)	February 2024 PIPE Financing; October 2024 PIPE Financing	4,607,633	9.0%	—	—	─%	4,250,000	—	357,633	*%	—	─%
Blue Owl Healthcare Opportunities IV Public Investments LP (14)	2023 PIPE Financing; February 2024 PIPE Financing	3,108,985	6.0%	511,177	511,177	7.0%	2,406,091	475,077	702,894	1.4%	36,100	1.4%
Adage Capital Partners LP (15)	February 2024 PIPE Financing	2,004,109	3.9%	—	—	─%	1,000,000	—	1,004,109	2.0%	—	─%
Cormorant Global Healthcare Master Fund, LP (16)	February 2024 PIPE Financing; October 2024 PIPE Financing	2,123,595	4.2%	—	—	─%	2,123,595	—	—	─%	—	─%
Janus Henderson Biotech Innovation Master Fund Limited (17)	February 2024 PIPE Financing	1,000,000	2.0%	—	—	─%	1,000,000	—	—	─%	—	─%
Citadel CEMF Investments Ltd. (18)	February 2024 PIPE Financing	800,000	1.6%	—	—	─%	800,000	—	—	─%	—	─%
Perceptive Life Sciences Master Fund Ltd. (19)	February 2024 PIPE Financing	800,000	1.6%	—	—	─%	800,000	—	—	─%	—	─%
Soleus Private Equity Fund III, L.P. (20)	February 2024 PIPE Financing	381,464	*%	—	—	─%	381,464	—	—	─%	—	─%
Funds affiliated with Franklin Advisers, Inc. (21)	February 2024 PIPE Financing	1,189,900	2.3%	—	—	─%	800,000	—	389,900	*%	—	─%
Boxer Capital, LLC and affiliates. (22)	February 2024 PIPE Financing	800,000	1.6%	—	—	─%	800,000	—	—	─%	—	─%
Marshall Wace Investment Strategies – Eureka Fund (23)	February 2024 PIPE Financing	261,341	*%	—	—	─%	261,341	—	—	─%	—	─%
MW XO Health Innovations Fund, LP (24)	February 2024 PIPE Financing	343,928	*%	—	—	─%	343,928	—	—	─%	—	─%
Entities affiliated with Vestal Point Capital, LP (25)	October 2024 PIPE Financing	350,000	*%	—	—	─%	350,000	—	—	─%	—	─%
Eric Maddix (26)	October 2024 PIPE Financing	28,089	*%	—	—	─%	28,089	—	—	─%	—	─%
Kalehua Capital Partners LP (27)	October 2024 PIPE Financing	228,970	*%	—	—	─%	112,360	—	116,610	*%	—	─%
Kynam Global Healthcare Master Fund, LP (28)	October 2024 PIPE Financing	4,419,807	8.7%	—	—	─%	674,157	—	3,745,650	7.3%	—	─%
Entities affiliated with OrbiMed (29)	October 2024 PIPE Financing	561,797	1.1%	—	—	─%	561,797	—	—	─%	—	─%
Point72 Associates, LLC (30)	October 2024 PIPE Financing	1,224,799	2.4%	—	—	─%	561,797	—	663,002	1.3%	—	─%
Sphera Healthcare (31)	October 2024 PIPE Financing	560,000	1.1%	—	—	─%	560,000	—	—	─%	—	─%

* Denotes less than 1%.

(1)
Pursuant to a Schedule 13D/A filed with the SEC November 1, 2024, Forbion Growth Sponsor FEAC I B.V., or FEAC Sponsor, is the record holder of 3,765,932 of the enGene Shares reported herein and which are registered herein. Forbion Growth Opportunities Fund I Cooperatief U.A. (“FGOF”) is the record holder of 3,032,430 enGene Common Shares reported herein, of which 2,561,797 are registered herein (comprised of 2,000,000 Common Shares acquired in connection with the Business Combination, and 561,797

Common Shares acquired in connection with the October 2024 PIPE). The enGene Warrants reported herein includes warrants held by FEAC Sponsor that may be exercised to acquire 1,736,406 enGene Common Shares, and warrants held by FGOF that may be exercised to acquire 666,666 enGene Common Shares. FGOF wholly owns the FEAC Sponsor and therefore the FEAC Sponsor and FGOF have shared voting and investment power over the enGene Common Shares held by the FEAC Sponsor. Forbion Growth Management B.V. (“Forbion Management”) is the sole director of FGOF and therefore shares voting and investment power (i) with FGOF over the enGene Common Shares that will be held by FGOF and (ii) with FGOF and, indirectly, the FEAC Sponsor, over the enGene Common Shares that will be held by the FEAC Sponsor. Forbion Management exercises voting and investment power through its investment committee (the “Investment Committee”) consisting of Sander Slootweg, Martien van Osch, Geert-Jan Mulder, Vincent van Houten, Dirk Kersten, Nanna Lüneborg, Wouter Joustra and Jasper Bos. None of the members of the Investment Committee has individual voting and investment power with respect to the FEAC Shares, and each such member disclaims beneficial ownership of the FEAC Shares except to the extent of his or her proportionate pecuniary interest therein. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra, who are directors of the FEAC Sponsor, have voting and investment discretion with respect to the enGene Common Shares owned by the FEAC Sponsor and may be deemed to have indirect shared beneficial ownership of the enGene Common Shares owned by the FEAC Sponsor. Jasper Bos, Cyril Lesser, Sander Slootweg and Wouter Joustra each disclaim beneficial ownership over the enGene Common Shares except to the extent of their pecuniary interest therein. FGOF, FEAC Sponsor, Forbion Management and such members of the Investment Committee each disclaims any affiliation with Forbion III and its directors, officers or other affiliates. The business address of the above-named Forbion persons is c/o Forbion, Gooimeer 2-35, 1411 DC Naarden, The Netherlands.
(2)
Consists of 1,341,790 Common Shares held by Lumira Ventures III, L.P. (“Lumira III”), 44,647 Common Shares held by Lumira Ventures III (International), L.P. (“Lumira III Int’l”), 993,651 Common Shares held by Lumira Ventures IV, L.P. (“Lumira IV”), 238,851 Common Shares held by Lumira Ventures IV (International), L.P. (“Lumira IV Int’l”), 1,077,386 Common Shares held by Merck Lumira Biosciences Fund, L.P. (“Merck-Lumira”), and 152,974 Common Shares held by Merck Lumira Biosciences Fund (Québec), L.P. (“Merck-Lumira B” and, together with Lumira III, Lumira III Int’l, Lumira IV, Lumira IV Int’l, and Merck-Lumira, the “Lumira entities”). The number of enGene Warrants reported includes warrants held by Lumira III that may be exercised to acquire 114,945 enGene Common Shares, warrants held by Lumira III Int’l that may be exercised to acquire 3,825 enGene Common Shares, warrants held by Lumira IV that may be exercised to acquire 38,301 enGene Common Shares, warrants held by Lumira IV Int’l that may be exercised to acquire 9,207 enGene Common Shares, warrants held by Merck-Lumira that may be exercised to acquire 145,603 enGene Common Shares, and warrants held by Merck-Lumira B that may be exercised to acquire 20,673 enGene Common Shares. Lumira III and Lumira III Int’l are controlled by their general partner, Lumira Ventures III GP, L.P., and managed by Lumira Capital Investment Management Inc. (“Lumira Mgmt”). Lumira Ventures III GP, L.P. is controlled by its general partners, Lumira III GP Inc. and Lumira III GP Holdings Co. Lumira IV and Lumira IV Int’l are controlled by their general partner, Lumira IV GP 2020 Inc., and managed by Lumira Mgmt. Merck-Lumira and Merck-Lumira B are controlled by their general partner, Lumira Capital GP, L.P., and managed by Lumira Mgmt. Lumira Capital GP, L.P. is controlled by its general partners, Lumira GP Inc. and Lumira GP Holdings Co. Mr. Brunk is an executive officer of each of Lumira III GP Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Mgmt. Each of Lumira III GP Inc., Lumira III GP Holdings Co., Lumira IV GP 2020 Inc., Lumira GP Inc., Lumira GP Holdings Co., Lumira Mgmt and Mr. Brunk may be deemed to beneficially own the securities held by the respective Lumira entities, but each disclaims beneficial ownership except to the extent of their respective pecuniary interests therein, if any. The business address of the Lumira entities is 141 Adelaide Street West, Suite 770, Toronto, Ontario, Canada M5H 3L5.
(3)
The number of enGene Warrants reported includes warrants that may be exercised to acquire 475,076 enGene Common Shares. Forbion III Management B.V. (“Forbion III”) is the director of Forbion Capital Fund III Coöperatief U.A. (“Forbion III COOP”) with voting and investment power over the shares held by Forbion III COOP. Such voting and investment power are exercised by Forbion III through its investment committee, consisting of H. A. Slootweg, M. A. van Osch, G. J. Mulder, H.N. Reithinger, Dr. M. Boorsma and S. J. H. van Deventer. None of the members of the investment committee have individual voting and investment power with respect to such shares, and the members of the investment committee, including Dr. Boorsma, who is a former director of enGene Inc., disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein. Forbion III COOP disclaims any affiliation with FEAC, FEAC Sponsor, or any of FEAC’s or FEAC Sponsor’s direct or indirect directors, officers or other affiliates. The business address of Forbion III COOP and Forbion III is Gooimeer 2-35, 1411 DC Naarden, The Netherlands.
(4)
Pursuant to a Schedule 13G/A filed with the SEC October 21, 2024, the amount beneficially owned includes 1,583,179 Common Shares and 446,572 Warrants that may be exercised to acquire 446,572 enGene Common Shares. Fonds de solidarité des travailleurs du Québec (the “Fonds”) is managed by a 19-member board of directors, which is majority independent and includes Mr. Claude Séguin, the chair of the board, and Ms. Janie C. Béïque, who is also the President and Chief Executive Officer of the Fonds. Investment power over the enGene shares held by the Fonds is exercised either by its board of directors or by a 9-member investment committee of the Fonds’ board of directors, which is majority independent and includes Pierre-Maurice Vachon, who is the Second Vice-Chair of the board of the Fonds, and Magali Picard, who is also first vice-chair of the board. None of the members of the Fonds’ board of directors or investment committee have individual voting or investment power over the enGene shares held by the Fonds. Mr. Séguin, Ms. Béïque, Mr. Vachon and Ms. Picard each disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address of the Fonds is 545 Crémazie Blvd. East, Suite 200, Montréal, Québec, Canada H2M 2W4.
(5)
Consists of 1,204,412 enGene Common Shares held by Biotechnology Value Fund, L.P. (“BVF”), 912,776 enGene Common Shares held by Biotechnology Value Fund II, L.P. (“BVF2”), 104,257 enGene Common Shares held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and 29,592 enGene Common Shares held by MSI BVF SPV, LLC (“MSI BVF”). The number of enGene Warrants reported includes warrants held by BVF that may be exercised to acquire 505,835 enGene Common Shares, warrants held by BVF2 that may be exercised to acquire 383,352 enGene Common Shares, warrants held by Trading Fund OS that may be exercised to acquire 43,786 enGene Common Shares, and warrants held by MSI BVF that may be exercised to acquire 12,429 enGene Common Shares. BVF I GP LLC (“BVF GP”) is the general partner of BVF, and may be deemed to beneficially own the enGene Common Shares held by BVF; BVF II GP LLC (“BVF2 GP”) is the general partner of BVF2, and may be deemed to beneficially own the enGene Common Shares held by BVF2; BVF Partners OS Ltd. (“Partners OS”) is the general partner of Trading Fund OS, and may be deemed to beneficially own the enGene Common Shares held by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”) is the sole member of each of BVF GP and BVF2 GP, and may be deemed to beneficially own the enGene Common Shares beneficially owned by BVF and BVF2. BVF Partners L.P. (“Partners”) is the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF and the sole member of Partners OS, and may be deemed to beneficially own the enGene Common Shares beneficially owned by BVF, BVF2, Trading Fund OS, and MSI BVF. BVF Inc. is the general partner of Partners, and may be deemed to beneficially own the enGene Common Shares beneficially owned by Partners. Mark N. Lampert is a director and officer of BVF Inc., and may be deemed to beneficially own the enGene Common Shares beneficially owned by BVF Inc. Each of BVF GP, BVF2 GP, Partners OS, BVF GPH, Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS and MSI BVF. The business address of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, MSI BVF, Partners, BVF Inc. and Mark N. Lampert is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The business address of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(6)
The number of enGene Warrants reported includes warrants that may be exercised to acquire 475,077 enGene Common Shares. All of the securities are held by Omega Fund VII, L.P. (“Omega Fund”). Omega Fund VII GP Manager, Ltd. (“Omega Ltd.”) is the sole general partner of Omega Fund VII GP, L.P. (“Omega GP”), which is the sole general partner of Omega Fund; and each of Omega Ltd. and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Claudio Nessi and Otello Stampacchia are the directors of Omega Ltd. and, as a result, may be deemed to share voting and investment power over the shares held directly by Omega Fund. Each of Dr. Stampacchia, Dr. Nessi, Omega Ltd. and Omega GP disclaim beneficial ownership of the shares held by Omega Fund except to the extent of their pecuniary interest therein. The business address of the Omega Fund and its affiliates is 888 Boylston Street, Suite 1111, Boston, MA 02199.
(7)
The number of enGene Warrants reported includes warrants that may be exercised to acquire 285,046 enGene Common Shares. The securities are held of record by Vivo Opportunity Fund Holdings, L.P. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P. The business address of Vivo Opportunity Fund Holdings, L.P. and its affiliates is C/O Vivo Capital LLC 192 Lytton Avenue, Palo Alto, CA 94301.
(8)
The number of enGene Warrants reported includes warrants that may be exercised to acquire 237,538 enGene Common Shares. The business address of Northleaf Growth Fund Collector Partnership is 40 King Street West, Suite 5600, Toronto, Ontario, M5H 3S1, Canada.
(9)
Consists of 284,547 Common Shares held by CTI Life Sciences Fund III L.P. (“CTI III”) and 54,805 Common Shares held by CTI Life Sciences Fund III International L.P. (“CTI III Int’l”, and, together with CTI III, the “CTI entities”). The number of enGene Warrants reported includes warrants held by CTI III that may be exercised to acquire 119,506 enGene Common Shares and warrants held by CTI III Int’l that may be exercised to acquire 23,017 enGene Common Shares. The business address of the CTI entities is 1 Place Ville- Marie, Suite 1068, Montreal, Quebec, H3B 4S6.
(10)
The number of enGene Warrants reported includes warrants that may be exercised to acquire 71,261 enGene Common Shares. The business address of T. de Rooij is Hoflaan 40, 3062 JH Rotterdam, The Netherlands.
(11)
The shares are owned directly by: Foresite Capital Fund VI LP (“Fund VI”). Foresite Capital Management VI LLC (“FCM VI”) is the general partner of Fund VI. FCM VI may be deemed to have sole voting and dispositive power over these shares. James B. Tananbaum (“Dr. Tananbaum”) is the sole managing member of FCM VI and may be deemed to have sole voting and dispositive power over these shares. Each reporting person disclaims the existence of a “group.” Each of FCM VI and Dr. Tananbaum disclaim beneficial ownership of these shares except to the extent of any pecuniary interest herein, and nothing herein shall be deemed an admission that FCM VI or Dr. Tananbaum is the beneficial owner of these shares for purposes of Section 16 or any other purpose. The business address of Fund VI is 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939.
(12)
Consists of 3,109,022 Common Shares held by Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”), of which 1,953,225 are registered herein, 947,173 Common Shares held by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”), of which 701,340 are registered herein and 94,720 Common Shares held by VHCP Co-Investment Holdings III, LLC (“VHCP Co-Invest”), of which 70,154 are registered herein. VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP III and the sole manager of VHCP Co-Invest. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHC PEG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(13)
David Kroin is the Managing Member of Deep Track Capital GP, LLC the General Partner for Deep Track Capital, LP. Deep Track Capital, LP is the investment manager of Deep Track Biotechnology Master Fund, Ltd. The business address of Deep Track Capital, LP is 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830; the business address of Deep Track Biotechnology Master Fund, Ltd. is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands, and the business address of Mr. Kroin is c/o Deep Track Capital, LP, 200 Greenwich Avenue, 3rd Floor Greenwich, CT 06830.
(14)
Consists of (i) 3,108,985 Common Shares owned by Blue Owl Healthcare Opportunities IV Public Investments LP, of which 2,406,091 Common Shares are registered herein and (ii) 511,177 Warrants owned by Blue Owl Healthcare Opportunities IV Public Investments LP, of which 475,077 Warrants are registered herein. Blue Owl Healthcare Opportunities Advisors LLC is the investment manager of Blue Owl Healthcare Opportunities IV Public Investments LP and has voting and investment power over the securities held by Blue Owl Healthcare Opportunities IV Public Investments LP. Blue Owl Healthcare Opportunities Advisors LLC exercises voting and investment power through an investment committee comprised of Kevin Raidy, Timothy Anderson, Sandip Agarwala, and Brandyn Itzkowitz, who each disclaims beneficial ownership over these securities. The address for Blue Owl Healthcare Advisers LLC is c/o 399 Park Avenue, 38th Floor, New York, NY 10022.
(15)
Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The business address of Adage Capital Partners LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(16)
Consists of 1,000,000 Common Shares purchased in the February 2024 PIPE Financing and 1,123,595 Common Shares purchased in the October 2024 PIPE Financing by Cormorant Global Healthcare Master Fund, LP or Cormorant Master Fund. Cormorant Global Healthcare GP, LLC, or Cormorant GP, serves as the general partner of Cormorant Master Fund. Cormorant Asset Management, LP, or Cormorant Asset Management, serves as the investment manager to Cormorant Master Fund. Bihua Chen serves as the managing member of Cormorant GP and the general partner of Cormorant Asset Management. Ms. Chen may be deemed to have voting and investment power over the shares held by Cormorant Master Fund. The business address of Cormorant Global Healthcare Master Fund, LP is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(17)
Such Common Shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the fund and has the ability to make decisions with respect to the voting and deposition of the shares subject to the oversight of the board of directors of the fund. Under the terms of its management contract with the fund, Janus has overall responsibility for directing the investments of the fund in accordance with the fund’s investment objective, policies and limitations. The fund has one or more portfolio managers appointed by and serving at the pleasure of Janus whom makes decision with respect to the disposition of the Common Shares offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for this fund are: Andrew Acker, Daniel S. Lyons and Agustin Mohedas.
(18)
Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or CAH, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or CGP, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the registrable securities denoted herein. This response is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(19)
Joseph Edelman is the managing member of the Perceptive Life Sciences Master Fund Ltd. and in his capacity as Chief Executive Officer and Portfolio Manager has sole voting power over the Common Shares. The business address of Perceptive Life Sciences Master Fund Ltd. is 51 Astor Place, 10th Floor, New York, NY 10003 Attn: James H. Mannix.
(20)
Soleus Private Equity GP III, LLC is the sole general partner of Soleus Private Equity Fund III, L.P., Soleus PE GP Ill, LLC is the sole manager of Soleus Private Equity GP III, LLC and Soleus Capital Management, L.P. is the investment manager for Soleus Private Equity Fund III, L.P. Soleus GP, LLC is the sole general partner of Soleus Capital Management, L.P. Guy Levy is the sole managing member of Soleus PE GP III, LLC and Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus Private Equity GP III, LLC, Soleus GP, LLC and Soleus Capital Management, L.P. disclaims beneficial ownership of the securities held by the Soleus Private Equity Fund III, L.P., except to the extent of their respective pecuniary interests therein. The business address of Soleus Private Equity Fund III, L.P. is 104 Field Point Road, 2nd Floor, Greenwich, Connecticut 06830.
(21)
Consists of 775,641 Common Shares held by Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (“FTIF”), of which 527,641 are registered herein, and 414,259 Common Shares held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund (“FSS”), of which 272,359 are registered herein. Franklin Advisers, Inc. is the investment adviser for FTIF and FSS. Evan McCulloch is the portfolio manager for FTIF and FSS, and may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the registrable securities denoted herein. Mr. McCulloch disclaims any beneficial ownership of any securities held by FTIF and FSS. The address of the funds is One Franklin Parkway, San Mateo, California 94403, Attn: Evan McCulloch.
(22)
Consists of 727,900 Common Shares held by Boxer Capital, LLC (“Boxer Capital”) and 72,100 Common Shares held by MVA Investors, LLC (“MVA”). Boxer Asset Management Inc. is the managing member of Boxer Capital. Joseph C. Lewis is the sole indirect owner of Boxer Asset Management Inc. Boxer Capital, Boxer Asset Management Inc. and Joseph C. Lewis have shared powers to vote (or direct the vote) and/or to dispose (or direct the disposition) of the shares held by Boxer Capital. Boxer Asset Management Inc. and Joseph C. Lewis disclaim beneficial ownership over the shares held by Boxer Capital except to the extent of their pecuniary interest therein. Aaron Davis is a Member and Chief Executive Officer of MVA. MVA and Mr. Davis have shared powers to vote (or direct the vote) and/or to dispose (or direct the disposition) of the shares held by MVA. Aaron Davis disclaims beneficial ownership over the shares held by MVA except to the extent of his pecuniary interest therein. The principal address for Boxer Capital, MVA and Aaron Davis is 12860 El Camino Real, Suite 300, San Diego, CA 92130. The principal address for Boxer Asset Management Inc. and Joseph C. Lewis is Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, Bahamas.
(23)
Consists of 261,341 Common Shares issued to Marshall Wace Investment Strategies – Eureka Fund in the February 2024 PIPE Financing. The principal business address of Marshall Wace Investment Strategies – Eureka Fund is George House, 131 Sloane Street, London, SW1X 9AT, United Kingdom.
(24)
Consists of 343,928 Common Shares issued to MW XO Health Innovations Fund, LP in the February 2024 PIPE Financing. The principal business address of MW XO Health Innovations Fund, LP is 350 Park Avenue, New York, New York 10022, United States.
(25)
Consists of (i) 175,331 Common Shares held by Vestal Point Master Fund, LP and (ii) 174,669 shares held by an account separately managed by Vestal Point Capital, LP. The sole general partner of Vestal Point Master Fund, LP is Vestal Point Partners GP, LLC. The managing member of Vestal Point Partners GP, LLC is Ryan Wilder. The sole general partner of Vestal Point Capital, LP is Vestal Point Capital, LLC. The managing member of Vestal Point Capital, LLC is Mr. Wilder. As a result, Mr. Wilder may be deemed to have voting and investment power over the securities held by Vestal Point Master Fund, LP and the account separately managed by Vestal Point Capital, LP. Mr. Wilder disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of these entities and Mr. Wilder is c/o Vestal Point Capital, LP, 632 Broadway, Suite 602, New York, NY 10012.
(26)
The business address of Mr. Eric Maddix is 135 S. LaSalle St., Ste. 4200, Chicago, IL 60603.
(27)
Dr. Tai-Li Chang is the sole member of Kalehua Capital Management LLC, which serves as the general partner of Kalehua Capital Partners LP (“Kalehua Capital”). The business address of Kalehua Capital is 3819 Maple Avenue, Dallas, TX 75219.
(28)
Consists of 4,419,807 Common Shares held by Kynam Global Healthcare Master Fund, LP (“Kynam”), of which 674,157 Common Shares are registered herein. Yue Tang as the managing member of Kynam has the power to vote and dispose of the securities held by Kynam. The principal business address of the Kynam entities and persons is 221 Elm Rd., Princeton NJ, 08540.

(29)
Consists of (i) 247,191 Common Shares held by The Biotech Growth Trust PLC (“BIOG”) and (ii) 314,606 Common Shares held by OrbiMed Genesis Master Fund, L.P. (“Genesis”). OrbiMed Genesis GP LLC (“Genesis GP”) is the general partner of Genesis. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of Genesis GP. OrbiMed Capital LLC (“OrbiMed Capital”) is the portfolio manager of BIOG. OrbiMed Capital is a relying advisor of OrbiMed Advisors. OrbiMed Advisors and OrbiMed Capital exercise investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the Common Shares held by BIOG and Genesis, except to the extent of its or his pecuniary interest therein if any. The business address of each of the foregoing is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(30)
Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including by Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities directly held by Point72 Associates, LLC reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The principal business address of Point72 Associates, LLC is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.
(31)
Consists of (i) 112,000 Common Shares held by Sphera Global Healthcare Master Fund, which has delegated its investment management authority to Sphera Global Healthcare Management LP (the “Management Company”) and (ii) 448,000 Common Shares held directly by Sphera Biotech Master Fund, LP, which has delegated its investment management authority to the Management Company. The Management Company is managed, controlled, and operated by its general partner, Sphera Global Healthcare GP Ltd., the shares of which are owned 90% by Sphera Funds Management Ltd. The address of Sphera Global Healthcare GP Ltd. is 4 Itzak Sade, Building A, 29th Floor, Tel Aviv 6777504, Israel.

DESCRIPTION OF SHARE CAPITAL

enGene’s authorized share capital consists of an unlimited number of common shares and an unlimited number of blank cheque preferred shares, issuable in series. No preferred shares are designated, issued or outstanding.

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of October 31, 2024, we had 50,976,676 common shares issued and outstanding, outstanding warrants to purchase an additional 8,511,968 common shares, outstanding stock options to purchase an additional 6,034,513 common shares and an agreement with a lender pursuant to which warrants for a maximum of 138,696 common shares may be issued.

Under the articles of enGene (the “Articles”), the holders of common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of enGene’s liquidation, dissolution or winding up, holders of common shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares. The outstanding common shares are duly authorized, validly issued, fully paid and non-assessable.

The Articles provide that the enGene Board is staggered. While the staggered board provisions apply, at every annual general meeting and in every unanimous shareholder resolution in lieu thereof, all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors, but are eligible for re-election or re-appointment. The shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in a unanimous resolution appoint, the number of directors required to fill any vacancies created. The directors will hold office for the applicable terms contemplated in the staggered board provisions. Upon resignations of a director, the remaining directors may fill the casual vacancy resulting from such resignation for the remainder of the unexpired term.

The staggering of directors will make it more difficult for shareholders to change the composition of the enGene Board. The Articles provide that the number of directors shall be no less than three and no greater than 10, and may be fixed by the enGene Board from time to time, in accordance with the Articles.

enGene Warrants

Terms of the enGene Warrants

Each whole warrant entitles the registered holder to purchase one enGene Common Share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the terms of the Warrant Agreement, dated December 9, 2021, between FEAC and Continental Stock Transfer & Trust Company, as warrant agent (as subsequently amended, assigned to and assumed by the Company pursuant to the Warrant Assignment, Assumption and Amendment Agreement (as defined below), the “enGene Warrant Agreement”), a warrant holder may exercise its enGene Warrants only for a whole number of enGene Common Shares. This means only a whole enGene Warrant may be exercised at a given time by a warrant holder. The enGene Warrants will expire October 31, 2028, the date that is five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

enGene will not be obligated to deliver any enGene Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the enGene Common Shares underlying the enGene Warrants is then effective and a prospectus relating thereto is current, subject to enGene satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and enGene will not be obligated to issue an enGene Common Share upon exercise of a warrant unless the enGene Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the jurisdiction of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will enGene be required to net cash settle any warrant.

enGene has filed with the SEC this registration statement for the registration, under the Securities Act, of the enGene Common Shares issuable upon exercise of the warrants, and enGene will use its commercially reasonable efforts to maintain the effectiveness of this registration statement and a current prospectus relating to those enGene Common Shares until the enGene Warrants expire or are redeemed, as specified in the enGene Warrant Agreement; provided that if the enGene Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, enGene may, at its option, require holders of enGene Warrants who exercise their enGene Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event enGene so elects, it will not be required to file or maintain in effect a registration statement, but enGene will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

During any period when enGene will have failed to maintain an effective registration statement covering the enGene Common Shares issuable upon exercise of the enGene Warrants, warrant holders may, until such time as there is an effective registration statement, exercise enGene Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but enGene will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the enGene Warrants for that number of enGene Common Shares equal to the quotient obtained by dividing (x) the product of the number of enGene Common Shares underlying the enGene Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the enGene Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the enGene Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

enGene also previously agreed that if a registration statement covering the enGene Common Shares issuable upon exercise of the enGene Warrants was not effective by the 60th day after the Closing of the Business Combination, warrant holders could, until such time as there was an effective registration statement, exercise enGene Warrants on a “cashless basis” on the same terms as set forth immediately above. During the period between the expiration of such 60-day window and the date of effectiveness of this registration statement, approximately 1,379,391 enGene Warrants were exercised on such “cashless basis”.

Redemption of enGene Warrants. Once the redeemable enGene Warrants become exercisable, enGene may redeem the outstanding enGene Warrants (except as described herein):

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in whole and not in part;
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at a price of $0.01 per enGene Warrant;
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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
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if, and only if, the closing price of the enGene Common Shares equals or exceeds $18.00 per share (as adjusted as described below) for any 20 trading days within a 30-trading day period ending three trading days before enGene send the notice of redemption to the warrant holders.

enGene will not redeem the enGene Warrants as described above unless a registration statement under the Securities Act covering the issuance of the enGene Common Shares issuable upon exercise of the enGene Warrants is then effective and a current prospectus relating to those enGene Common Shares is available throughout the 30-day redemption period. If and when the enGene Warrants become redeemable by enGene, enGene may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above is designed to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and enGene issues a notice of redemption of the enGene Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the enGene Common Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “enGene Warrants — Redemption Procedures — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If enGene calls the enGene Warrants for redemption as described above, enGene will have the option to require any holder that wishes to exercise its enGene Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their enGene Warrants on a “cashless basis,” enGene will consider, among other factors, its cash position, the number of enGene Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of enGene Common Shares issuable upon the exercise of its enGene Warrants. If enGene takes advantage of this option, all holders of enGene Warrants would pay the exercise price by surrendering their enGene Warrants for that number of enGene Common Shares equal to the quotient obtained by dividing (x) the product of the number of enGene Common Shares underlying the enGene Warrants, multiplied by the difference between the exercise price of the enGene Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the enGene Warrants. If enGene takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of enGene Common Shares to be received upon exercise of the enGene Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of enGene Common Shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to enGene if it does not need the cash from the exercise of the enGene Warrants after the Business Combination. If enGene calls its enGene Warrants for redemption and does not take advantage of this option, the FEAC Sponsor and its permitted transferees would still be entitled to exercise their enGene Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their enGene Warrants on a cashless basis, as described in more detail below.

No fractional enGene Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, enGene will round down to the nearest whole number of the number of enGene Common Shares to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify enGene in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the enGene Common Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding enGene Common Shares is increased by a capitalization or share dividend payable in enGene Common Shares, or by a sub-division of common shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of enGene Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase enGene Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of enGene Common Shares equal to the product of (i) the number of enGene Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for enGene Common Shares) and (ii) one minus the quotient of (x) the price per enGene Common Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for enGene Common Shares, in determining the price payable for enGene Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the enGene Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the enGene Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if enGene, at any time while the enGene Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of enGene Common Shares on account of such enGene Common Shares (or other securities into which the enGene Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the enGene Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of enGene Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of enGene Common Shares in connection with the Business Combination, or (d) to satisfy the redemption rights of the holders of the enGene Common Shares in connection with a shareholder vote to amend enGene’s Articles (A) to modify the substance or timing of enGene’s obligation to provide holders of the enGene Shares the right to have their shares redeemed in connection with the Business Combination or (B) with respect to any other provision relating to the rights of holders of the enGene Common Shares.

If the number of enGene Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of the enGene Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of enGene Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding enGene Common Shares.

Whenever the number of enGene Common Shares purchasable upon the exercise of the enGene Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of enGene Common Shares purchasable upon the exercise of the enGene Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of enGene Common Shares so purchasable immediately thereafter. The enGene Warrant Agreement provides that no adjustment to the number of enGene Common Shares issuable upon exercise of a warrant will be required until cumulative adjustments amount to 1% or more of the number of enGene Common Shares issuable upon exercise of a warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of enGene Common Shares issuable upon exercise of a warrant and (ii) on the exercise date of any warrant.

In case of any reclassification or reorganization of the outstanding enGene Common Shares (other than those described above or that solely affects the par value of such enGene Common Shares), or in the case of any merger or consolidation of enGene with or into another corporation (other than a consolidation or merger in which enGene is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding enGene Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of enGene as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the enGene Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the enGene Warrants and in lieu of enGene Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of enGene Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the enGene Warrants would have received if such holder had exercised their enGene Warrants immediately prior to such event.

The enGene Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and enGene. The enGene Warrant Agreement provides that the terms of the enGene Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the enGene Warrant Agreement to the description of the terms of the EnGene Warrants and the EnGene Warrant Agreement set forth in the prospectus for FEAC’s IPO, or defective provision (ii) amending the provisions relating to cash dividends on common shares as contemplated by and in accordance with the enGene Warrant Agreement, (iii) providing for the delivery of certain alternative issuances in the case of certain reorganizations or other events or (iv) adding or changing any provisions with respect to matters or questions arising under the enGene Warrant Agreement as the parties to the enGene Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the enGene Warrants, provided that the approval by the holders of at least 65% of the then-outstanding enGene Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the enGene Warrant Agreement and the Warrant Assignment, Assumption and Amendment Agreement, dated as of October 30, 2023, among FEAC, enGene Inc., enGene and Continental Stock Transfer & Trust Company (the “Warrant Assignment, Assumption and Amendment Agreement”), which is filed as an exhibit to the Company’s Annual Report on Form 10-K that is incorporated by reference into the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the enGene Warrants.

The warrant holders do not have the rights or privileges of holders of enGene Common Shares and any voting rights until they exercise their enGene Warrants and receive enGene Common Shares. After the issuance of enGene Common Shares upon exercise of the enGene Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the enGene Warrants, a holder would be entitled to receive a fractional interest in a share, enGene will, upon exercise, round down to the nearest whole number the number of enGene Common Shares to be issued to the warrant holder.

enGene has agreed that, subject to applicable law, any action, proceeding or claim against enGene arising out of or relating in any way to the enGene Warrant Agreement or the Warrant Assignment, Assumption and Amendment Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and enGene irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Shares and Warrants, which we refer to collectively as our securities, by U.S. Holders (as defined herein). This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers subject to the rules of Section 451(b) due to their use of certain financial statements, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Common Shares or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal non-income tax considerations (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax (including the corporate alternative minimum tax imposed with respect to financial statement income). In addition, this summary is limited to investors that will hold our securities as “capital assets” within the meaning of Section 1221 (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

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an individual who is a United States citizen or resident of the United States;
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a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof;
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an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
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a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, judicial and administrative interpretations thereof, the income tax treaty between the United States and Canada (the “Treaty”) and practices of the U.S. Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to differing interpretations. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Taxation of Distributions

General

Subject to the passive foreign investment company (“PFIC”) and foreign currency rules discussed below, if we pay distributions to U.S. Holders of Common Shares, such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits as so determined will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares” below. Because enGene may not maintain calculations of earnings and profits as determined under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by enGene will be reported as dividends for U.S. federal income tax purposes.

With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided (i) the Common Shares are readily tradable on an established securities market in the United States or enGene is eligible for the benefits of the Treaty, (ii) enGene is not treated as a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid nor for the preceding taxable year and (iii) certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

For purposes of the foreign tax credit rules, dividends will be treated as foreign-source income. As discussed below under “Certain Canadian Federal Income Tax Considerations — Dividends on Common Shares,” dividends paid by enGene will be subject to Canadian withholding tax. For U.S. federal income tax purposes, the amount of dividend income will include any amounts withheld in respect of Canadian taxes. Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances and the discussion below regarding certain Treasury regulations, Canadian taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty with respect to a U.S. Holder eligible for the benefits of the Treaty) generally will be creditable against such U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Canadian income tax system meets these requirements. A recent IRS notice indicated the Treasury Department and the IRS are considering amendments to these Treasury regulations and provided some temporary relief from certain of their provisions, and such relief was recently extended. U.S. Holders should consult their tax advisors regarding the creditability of Canadian taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct non-U.S. income taxes, including Canadian taxes, in computing such U.S. Holder’s taxable income, subject to applicable limitations. An election to deduct creditable non-U.S. taxes instead of claiming foreign tax credits applies to all creditable non-U.S. taxes paid or accrued in the taxable year.

Distributions in Non-U.S. Currency

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Common Shares will generally equal the U.S. Holder’s acquisition cost therefor (which, in the case of Common Shares received upon exercise of a Warrant, will be the U.S. Holder’s initial basis in such Common Shares, as discussed below under the heading “—Exercise of a Warrant”) less any prior distributions in respect of such Common Shares treated as a return of capital, as discussed above. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise of a Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in a Common Share received upon exercise of a Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Share received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, such a cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Shares received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Shares would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Shares represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Shares received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules discussed below, if Warrants are redeemed for cash or we purchase Warrants in an open-market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described below.

Sale, Exchange, Redemption or Expiration of a Warrant

Subject to the PFIC rules discussed below, upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Shares), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such sale, exchange, redemption or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant has been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption, or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Common Shares described in this prospectus under “Description of Securities — enGene Warrants” is expected to be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. Holder should not recognize any gain or loss on the redemption of Warrants for Common Shares. A U.S. Holder’s aggregate tax basis in the Common Shares received in the redemption should equal such U.S. Holder’s aggregate tax basis in the Warrants redeemed and the U.S. Holder’s holding period for the Common Shares received in redemption of its Warrants should include such U.S. Holder’s holding period for the surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Common Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities

— enGene Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Common Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Common Shares which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under “—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us in an amount equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of enGene Common Shares or enGene Warrants could be materially different from that described above due to the application of the PFIC rules.

In general and as relevant here, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents are generally passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable.

enGene’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of enGene’s income and assets and the value of its assets from time to time and, for the taxable year in which the Business Combination occurred, the composition of the income and assets, and the value of the assets, of FEAC, its predecessor for this purpose. The value of enGene’s assets includes the value of its goodwill and other intangible assets not shown on its financial statements, which may be determined, in large part, by reference to the market price of the enGene Common Shares from time to time, which is subject to change and may be particularly volatile while the business is at the pre-commercialization stage. In addition, prior to the commercialization of any of enGene’s drug candidates its income may be primarily passive. Accordingly, there is a significant risk that enGene will be a PFIC for its current or any future taxable year.

If enGene is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of enGene Common Shares and the U.S. Holder did not make any of the applicable PFIC elections discussed below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its enGene Common Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder to the extent greater than 125% of the average annual distributions received by such U.S. Holder in respect of the enGene Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the enGene Common Shares).

Under these rules (the “interest charge rules”):

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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the enGene Common Shares;
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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of enGene’s first taxable year in which enGene is a PFIC, will be taxed as ordinary income;
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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each taxable year described in the preceding bullet of the U.S. Holder.

It is not entirely clear how various aspects of the PFIC rules apply to the enGene Warrants. Under proposed Treasury regulations relating to PFICs (the “proposed Treasury regulations”), which have a retroactive effective date, the PFIC rules may apply to rights to acquire shares of a PFIC as if they were shares, and thus could apply to dispositions (other than exercises) of the enGene Warrants. As a result, under the proposed Treasury regulations, if a U.S. Holder sells or otherwise disposes of such enGene Warrants (other than upon exercise of such enGene Warrants) and enGene was a PFIC at any time during the U.S. Holder’s holding period of such enGene Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above.

PFIC Elections

In general, if enGene is a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences under the interest charge rules described above in respect of enGene Common Shares, but not enGene Warrants (a) by making or having made a qualified electing fund (“QEF”) election or a mark-to-market election for the first taxable year for which enGene is or was a PFIC and in which such U.S. Holder held (or was deemed to hold) such enGene Common Shares and maintain such election or (b) by making and maintaining a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

QEF and Purging Elections

As a result of making and maintaining a timely and valid QEF election (if eligible to do so), a U.S. Holder of enGene Common Shares must include in income such U.S. Holder’s pro rata share of enGene’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

A U.S. Holder may not make a QEF election with respect to its enGene Warrants. If a U.S. Holder that exercises enGene Warrants properly makes and maintains a QEF election with respect to the newly acquired enGene Common Shares (or has previously made a QEF election with respect to its enGene Common Shares), the QEF election will apply to the newly acquired enGene Common Shares. Notwithstanding a QEF election, the adverse tax consequences relating to PFIC shares under the interest charge rules described above, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to the enGene Common Shares (because under the proposed Treasury regulations, the enGene Common Shares generally would be deemed to have a holding period for purposes of the interest charge rules that includes the period the U.S. Holder held the corresponding enGene Warrants), unless the U.S. Holder made a purging election under the PFIC rules.

Under the type of purging election most likely relevant, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, for purposes of the interest charge rules, a new holding period in such holder’s enGene Common Shares. Because after the purging election takes effect the QEF election will be in effect for the entirety of the new holding period, the interest charge rules will not apply with respect to the enGene Common Shares.

In the absence of a purging election, a U.S. Holder would be treated for purposes of the interest charge rules as if the U.S. Holder held such enGene Common Shares and enGene Warrants for a period that includes a period when the QEF election was not in effect. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement from enGene, to a timely filed U.S. federal income tax return for the tax year to which the election relates. In the event that enGene determines that enGene is a PFIC for U.S. federal income tax purposes for any taxable year, enGene will, upon request of a holder of enGene Shares, provide a PFIC Annual Information Statement to such holder. Retroactive QEF elections generally may be made only by filing a protective statement with such federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-to-Market Election

As an alternative to a QEF election, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from that under the interest charge rules described above. The enGene Common Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the enGene Common Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the enGene Common Shares are listed, is a qualified exchange for this purpose.

Such electing U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its enGene Common Shares at the end of such year over its adjusted basis in its enGene Common Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its enGene Common Shares over the fair market value of its enGene Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its enGene Common Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other taxable disposition of its enGene Common Shares will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess treated as a capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on enGene Common Shares will be treated as discussed under “— Taxation of Distributions” above. A mark-to-market election may not be made with respect to the enGene Warrants.

If made, a mark-to-market election will be effective for the taxable year for which the election is made and for all subsequent taxable years in which enGene is a PFIC, unless the enGene Common Shares cease to qualify as “regularly traded” on a “qualified exchange” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to enGene Common Shares under their particular circumstances (including the possible recognition of income or gain under the PFIC interest charge rules in the case that the mark-to-market election is not made for the first taxable year in which the U.S. Holders own (or are treated as owning) the enGene Common Shares).

Other PFIC Rules

If enGene is a PFIC and, at any time, has a non-U.S. subsidiary that is a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge under the interest charge rules described above if enGene receives an excess distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of that distribution or disposition. A mark-to-market election cannot be made with respect to a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to enGene Common Shares and proceeds from the sale, exchange or redemption of enGene Common Shares or enGene Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24 percent) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the relevant paying agent) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status if required to do so. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to enGene Common Shares or the non-U.S. financial accounts through which they are held, subject to certain exceptions (including an exception for enGene Common Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold enGene Common Shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to the holding and disposition of Common Shares and Warrants (collectively, the “Securities”).

Comment is restricted to beneficial owners (other than the Sponsor) of Securities each of whom, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, (a) holds such Securities as capital property, (b) deals at arm’s length with the Company, (c) is not affiliated with the Company, (d) is neither resident in Canada nor deemed to be resident in Canada, (e) does not use or hold (and is not deemed to use or hold) the Securities in the course of carrying on, or otherwise in connection with, a business in Canada, (f) acquires the Securities pursuant to this prospectus, and (g) has not entered into a “derivative forward agreement” (as defined in the Tax Act) with respect to the Securities (a “Non-Canadian Resident Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Resident Holder that is an “authorized foreign bank” as defined in the Tax Act, or an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Resident Holders should consult their own tax advisors with respect to an investment in the Securities.

Generally, a Non-Canadian Resident Holder’s Common Shares or Warrants will be considered to be capital property of such holder provided that the Non-Canadian Resident Holder of trading in or dealing in securities, did not acquire, hold, or dispose of the Common Shares or Warrants in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation) and does not hold the Common Shares or Warrants in the course of carrying on a business.

This summary assumes that, at all relevant times, enGene Holdings Inc. is a resident of Canada for purposes of the Tax Act and any applicable income tax treaty or convention.

This summary is based on the facts set out in this prospectus, the provisions of the Tax Act in force as of the date prior to the date hereof, the Canada-United States Tax Convention (1980) as amended (the “Treaty”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.

This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Canadian Resident Holder, and no representations concerning the tax consequences to any particular Non-Canadian Resident Holder are made. The tax consequences of acquiring, holding and disposing of the Securities will vary according to the Non-Canadian Resident Holder’s particular circumstances. Non-Canadian Resident Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Securities must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Tax Act.

Adjusted Cost Base of Common Shares

The adjusted cost base to a Non-Canadian Resident Holder of a Common Share acquired pursuant to this prospectus will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property by the Non-Canadian Resident Holder immediately prior to such acquisition.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Resident Holder of a Warrant upon the exercise of such Warrant. When a Warrant is exercised, the Non-Canadian Resident Holder’s cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Warrant to such Non-Canadian Resident Holder, plus the amount paid on the exercise of the Warrant. The Non-Canadian Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging the cost of such Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property by the Non-Canadian Resident Holder immediately prior to such acquisition. A “cashless exercise” of a Warrant pursuant to its terms may result in a disposition of the Warrant, which will be subject to the tax treatment described below under “Disposition of Securities”. Non-Canadian Resident Holders should consult their own tax advisors with respect to the tax consequences to them of a “cashless exercise” of Warrants.

Dividends on Common Shares

Dividends paid or credited (or deemed to be paid or credited) on a Common Share to a Non-Canadian Resident Holder by enGene Holdings Inc. will generally be subject to Canadian withholding tax at the rate of 25%, subject to a reduction of such rate under the terms of an applicable income tax treaty or convention. For example, in the case of a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, who is the beneficial owner of the dividend, and who qualifies for full benefits of the Treaty, the rate of such withholding tax will generally be reduced to 15% (or 5% if the beneficial owner of such dividend is a corporation that owns at least 10% of the voting stock of enGene Holdings Inc.). Non-Canadian Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Dispositions of Securities

A Non-Canadian Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain, or entitled to deduct any capital loss, realized on the disposition or deemed disposition of a Security (other than a disposition of Common Shares to enGene Holdings Inc., which may result in a deemed dividend, unless purchased by enGene Holdings Inc. in the open market in the manner in which Common Shares are normally purchased by any member of the public in the open market, in which case other considerations may arise) unless the Security constitutes (or is deemed to constitute) “taxable Canadian property” of such Non-Canadian Resident Holder for purposes of the Tax Act at the time of disposition, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention.

Provided the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the Nasdaq) at the time of disposition, the Securities generally will not constitute taxable Canadian property of a Non-Canadian Resident Holder unless, at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of enGene Holdings Inc. were owned by or belonged to one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) options in respect of, interests in, or for civil law rights in, such properties, whether or not such property exists. Notwithstanding the foregoing, a Security may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

If the Securities are taxable Canadian property of a Non-Canadian Resident Holder, any capital gain realized on the disposition or deemed disposition of such Security may not be subject to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Canadian Resident Holders whose Securities may constitute taxable Canadian property should consult their own tax advisors.

PLAN OF DISTRIBUTION

We are registering for the offer and sale from time to time by the Selling Holders of up to: (i) 5,693,002 of our Common Shares and 2,686,558 Warrants to purchase Common Shares issued in connection with the 2023 PIPE Financing to the 2023 PIPE Investors, including FEAC Sponsor and an affiliate; (ii) 13,237,012 Common Shares and 3,602,640 Warrants held by certain Selling Holders, including FEAC Sponsor, party to the Registration Rights Agreement, (iii) 6,289,198 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants described in (i) and (ii) above, (iv) 14,902,269 of our Common Shares issued in connection with the February 2024 PIPE Financing and (v) 6,758,311 of our Common Shares issued in connection with the October 2024 PIPE Financing. Certain Selling Holders acquired their securities through more than one of the above.

We are also registering the issuance by us of up to an aggregate of 8,511,968 Common Shares upon the exercise of a like number of Warrants consisting of (i) the 6,289,198 Warrants described above following their public resale by the Selling Holders and (ii) 2,222,770 additional outstanding Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the sale price of the securities less any discounts and commissions borne by the Selling Holders.

The Common Shares beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their Common Shares or Warrants by one or more of, or a combination of, the following methods:

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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
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ordinary brokerage transactions and transactions in which the broker solicits purchasers;
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block trades (which may include crosses) in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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an over-the-counter or exchange distribution in accordance with the rules of Nasdaq and/or secondary distributions;
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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
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short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
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through the distribution of the shares of common stock by any Selling Holder to its employees, partners
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(including limited partners), members or stockholders;
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through delayed delivery requirements;
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by pledge to secure debts and other obligations;
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through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
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to or through underwriters or broker-dealers, including that broker-dealers may agree with the Selling Holders to sell a specified number of such shares at a stipulated price per share;
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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
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in privately negotiated transactions;
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in options or other hedging transactions, whether through an options exchange or otherwise;
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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Shares in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of Common Shares in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell Common Shares short and redeliver the shares to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the Selling Holders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Lock-Up Agreements

None of the Selling Holders are currently party to any lock-up agreements that generally restricted the transfer of securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, the registration statement. This prospectus and any prospectus supplement do not contain all of the information found in the registration statement and exhibits and schedules to the registration statement. For further information about us and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement of which this prospectus is a part or to the annual, quarterly or other reports under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are incorporated by reference herein, each statement is qualified in all respects by the exhibit to which the reference relates.

We file annual, quarterly and other reports and other documents with the SEC. The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including information we file. You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR+ at https://www.sedarplus.com. We also maintain a website (www.engene.com). Information on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. We incorporate by reference the following documents we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended October 31, 2023;
•
our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders (“Proxy Statement”), as filed with the SEC on April 18, 2024 (but only with respect to information required by Part III of the Annual Report on Form 10-K, which information included in the Proxy Statement updated and superseded the information included in Part III of our Annual Report on Form 10-K for the year ended October 31, 2023);
•
our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2024, April 30, 2024 and July 31, 2024;
•
our Current Reports on Form 8-K filed with the SEC on November 9, 2023, November 29, 2023, December 13, 2023, December 21, 2023, December 28, 2023, February 14, 2024, May 15, 2024, July 24, 2024, September 26, 2024, October 21, 2024 and October 25, 2024 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this prospectus);
•
the description of our common shares set forth in the registration statement on Form 8-A registering our common shares under Section 12 of the Exchange Act, which was filed with the SEC on October 31, 2023, including any amendments or reports filed for the purpose of updating such description; and
•
the historical and pro forma financial information set forth in Exhibits 99.1, 99.2, and 99.3 to the Form S-3 of which this prospectus forms a part.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until all of the securities covered by this registration statement have been sold.

You may obtain copies of any of these filings without charge from our website www.engene.com, or by contacting the SEC or accessing its website as described above. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. We will provide, upon written or oral request, at no cost, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost to you, by writing us at enGene Holdings Inc., Attn: Corporate Secretary, 4868 Rue Levy, Suite 220, Saint-Laurent, QC, Canada H4R 2P1. Our telephone number is (514) 332-4888.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation existing under the laws of British Columbia, Canada and, as a result, the rights of the holders of our securities may be impacted by Canadian law and our amended organizational documents. All or substantially all of our assets are located outside the United States, and substantially all of our business, including our operations, is conducted outside the United States. In addition, some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

TRANSFER AGENT AND REGISTRAR

Our transfer agent, warrant agent and registrar is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York, 10004.

LEGAL MATTERS

The validity of the enGene Common Shares offered by this prospectus has been passed upon for us by Blake, Cassels & Graydon LLP. The validity of the enGene Warrants offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of enGene Holdings Inc. as of October 31, 2023 and 2022, and for the years ended October 31, 2023 and 2022, have been incorporated by reference herein in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred a net loss and negative cash flows from operating activities for the year ended October 31, 2023, has an accumulated deficit at October 31, 2023, and will require additional financing in order to fund its future expected negative cash flows, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Forbion European Acquisition Corp. for the year ended December 31, 2022 and the period from August 9, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and December 31, 2021, included in this registration statement have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report appearing herein which contains an explanatory paragraph relating to substantial doubt about the ability of Forbion European Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

enGene Holdings Inc.

Up to 46,977,183 Common Shares and 6,289,198 Warrants to be Offered and Sold by the Selling Holders
and
Up to 8,511,968 Common Shares Issuable Upon Exercise of Warrants

PROSPECTUS

, 2024

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by enGene in connection with the issuance and distribution of the securities being registered hereby:

Expense	Estimated Amount
Securities and Exchange Commission Registration Fee	US$	103,805.91	(1)
Financial Industry Regulatory Authority filing fee		106,164.01	(2)
Accounting Fees and Expenses		257,000
Legal Fees and Expenses		330,500
Financial printing and miscellaneous expenses		106,500
Total	US$	903,969.92

(1)
Of this amount, US$94,773 was previously paid in connection with the Existing Registration Statement, and US$9,032.91 is being paid concurrently with the filing of this Registration Statement for the registration fee associated with the Common Shares issued in connection with the October 2024 PIPE Financing.
(2)
Of this amount, US$96,814 was previously paid in connection with the Existing Registration Statement, and US$9,350.01 is being paid concurrently with the filing of this Registration Statement for the fee associated with the Common Shares issued in connection with the October 2024 PIPE Financing.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

enGene is governed by the Business Corporations Act (British Columbia), or BCBCA. Under the BCBCA, and our Articles, enGene may (or must, pursuant to the Articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director of the Company is deemed to have contracted with enGene on the terms of indemnity contained in the Articles.

For the purposes of such an indemnification:

“eligible party,” means an individual who

•
is or was a director or officer of enGene;
•
is or was a director or officer of another corporation
•
at a time when the corporation is or was an affiliate of enGene, or
•
at the request of enGene; or
•
at the request of enGene, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, enGene or an associated corporation:

•
is or may be joined as a party, or
•
is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, enGene may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that enGene first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of enGene’s Articles noted above, enGene must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, enGene was prohibited from giving the indemnity or paying the expenses by its articles;
•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, enGene is prohibited from giving the indemnity or paying the expenses by its articles;
•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of enGene or the associated corporation, as the case may be; or
•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of enGene or by or on behalf of an associated corporation, enGene must not do either of the following:

•
indemnify the eligible party in respect of the proceeding; or
•
pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the Articles of enGene, on the application of enGene or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•
order enGene to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
•
order enGene to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
•
order the enforcement of, or any payment under, an agreement of indemnification entered into by enGene;
•
order enGene to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
•
make any other order the court considers appropriate.

The BCBCA and enGene’s Articles authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, enGene, a current or former affiliate of enGene or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of enGene.

In addition, enGene has entered, or will enter, into separate indemnity agreements with each its directors and officers pursuant to which enGene has or will agree to indemnify and hold harmless its directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and the Articles.

Item 16. Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

INDEX TO EXHIBITS

Exhibit Number	Description
2.1†

Business Combination Agreement, dated May 16, 2023, by and among FEAC, enGene Inc. and enGene (incorporated by reference to Exhibit 2.1 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the SEC on September 26, 2023).

3.1	Articles of enGene Holdings Inc. (incorporated by reference to Exhibit 3.1 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the SEC on September 26, 2023)
4.1

Specimen Common Share certificate of enGene (incorporated by reference to Exhibit 4.1 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the SEC on September 26, 2023)

4.2	Specimen Warrant Certificate of enGene (incorporated by reference to Exhibit 4.3 to enGene’s Form S-4/A Registration Statement Registration No.: 333-273851 filed with the SEC on September 26, 2023).
4.3

Warrant Assignment, Assumption and Amendment Agreement, dated as of October 30, 2023, among FEAC, enGene Inc., enGene and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.3 of enGene’s Current Report on Form 8-K filed with the SEC on October 31, 2023).

4.4

Warrant Agreement, dated December 9, 2021, between FEAC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 of FEAC’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

4.5

Form of Closing Date Warrant to Purchase Common Shares of enGene Holdings Inc., pursuant to the Amended and Restated Loan and Security Agreement dated December 22, 2023 (incorporated herein by reference to Exhibit 4.1 of enGene’s Current Report on Form 8-K filed with the SEC on December 28, 2023).

4.6

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.6 to enGene’s Annual Report on Form 10-K filed with the SEC on January 29, 2024).

5.1	Opinion of Blake, Cassels & Graydon LLP*
23.1	Consent of KPMG LLP*
23.2	Consent of Marcum LLP*
23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to this Registration Statement)
99.1

Audited financial statements of Forbion European Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from August 9, 2021 (inception) through December 31, 2021, including the notes related thereto and the report of independent public accounting firm thereon*

99.2

Unaudited condensed consolidated interim financial statements of Forbion European Acquisition Corp., including (i) condensed balance sheets as of September 30, 2023 (unaudited) and December 31, 2022, (ii) condensed statements of operations and statements of changes in shareholders’ deficit for the three and nine months ended September 30, 2023 and 2022 (unaudited) and (iii) condensed statements of cash flows for the nine months ended June 30, 2023 and 2022 (unaudited), including the notes related thereto*

99.3

Unaudited Pro Forma Condensed Combined Financial Information for the year ended October 31, 2023 of Forbion European Acquisition Corp., enGene Inc. and its consolidated subsidiary, and enGene Holdings, Inc., including the notes related thereto*

107	Filing Fee Table*

† Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

* Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
If and when applicable, to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)2 of the Trust Indenture Act

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Saint-Laurent, Quebec, Canada, on November 13, 2024.

ENGENE HOLDINGS INC.

By:	/s/ Ronald H.W. Cooper
Ronald H. W. Cooper
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ronald H. W. Cooper, Ryan Daws or Lee Giguere, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the date listed below.

Signature	Title	Date

/s/ Ronald H.W. Cooper	Chief Executive Officer (Principal Executive Officer) and Director	November 13, 2024
Ronald H. W. Cooper

/s/ Ryan Daws	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2024
Ryan Daws

/s/ Jasper Bos	Director	November 13, 2024
Jasper Bos

/s/ Gerald Brunk	Director	November 13, 2024
Gerald Brunk

/s/ Richard Glickman	Director	November 13, 2024
Dr. Richard Glickman

/s/ Paul Hastings	Director	November 13, 2024
Paul Hastings

/s/ Wouter Joustra	Director	November 13, 2024
Wouter Joustra

/s/ Lota S. Zoth	Director	November 13, 2024
Lota S. Zoth